Exhibit 10.2

EXECUTIVE SERVICES AGREEMENT

This EXECUTIVE SERVICES AGREEMENT (the “Employment Agreement”) is made and entered into as of November 10, 2026, by and between INTEGRAL TECHNOLOGIES, INC., a Nevada corporation (the “Company”), and Brett Mitchell, an individual (the “Executive”) to be engaged for his Executive Services through his consulting entity Sibella Capital Pty Ltd, a Western Australian company (ACN 108 289 818). The Company and the Executive are referred to herein from time to time on a collective basis as the “Parties” and each on individual basis as a “Party.”

RECITALS

The Company wishes to secure the services of the Executive as Chief Executive Officer of the Company upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.    Term. Subject to Section 5 of this Agreement, the Executive’s initial term of employment hereunder shall be from the period beginning on the date of this Agreement (the “Effective Date”) and ending on the first (1st) anniversary of the Effective Date (the “Initial Term”). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of six months, unless either party provides written notice of its intention not to extend the term at least 90 days prior to the end of the Initial Term or six month extension thereof. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.    Position and Duties. During the Employment Term, the Company shall employ Executive in the position of Chief Executive Officer and in such additional roles as the Board may appoint from time to time. The Executive accepts such employment and shall have such duties and responsibilities as are reasonably assigned, delegated and determined as are customarily assigned to individuals serving in such position and such other duties consistent with the Executive’s title (with such other duties and/or offices in the Company and its affiliates as may be assigned from time to time by the Company, or its Board of Directors and as agreed to by the Executive) and the Executive accepts such employment and agrees to perform such duties. The Executive agrees to devote his full customary business time and energies to the business of the Company and/or its affiliates and subsidiaries to perform his duties hereunder.

3.    Place of Performance. The Executive will perform his work duties remotely. However, the Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

4.       Compensation.

4.1    Base Salary. The Company shall pay to the Executive a base salary for all services to be rendered by the Executive under this Employment Agreement at the rate of $240,000 plus GST per annum (the applicable amount, the “Base Salary”). The Base Salary shall accrue daily on and from the Effective Date and is payable monthly in advance. The Executive will issue an invoice each month from Sibella Capital Pty Ltd for payment of the Base Salary.

4.2    Annual Bonus. Commencing in the calendar year 2026 and each calendar year thereafter during Executive’s employment with the Company, the Executive will be eligible to receive an annual performance bonus in the amount of up to 50% of the Executive’s Base Salary (the “Annual Bonus”) as determined by the Board (or a committee thereof) in its sole discretion, which Annual Bonus shall be paid in full within ninety (90) days following each year of employment or in such other intervals as determined by the board of directors of the Company. Any Annual Bonus earned by the Executive pursuant to this Section shall be paid to the Executive in accordance with Company policies, less authorized deductions and required withholding obligations.

4.3    Equity Awards. During the Employment Term, the Executive shall be eligible to receive equity awards as determined by the Board (or a committee thereof) in its sole discretion. The Board shall determine the type, amount, vesting schedule, and other terms and conditions of any such equity awards, which shall be subject to the terms of the Company’s applicable equity incentive plan and the award agreements thereunder.

4.4    Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.5    Intentionally omitted.

4.6    Intentionally omitted.

4.7    Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.8    Indemnification. The Company shall indemnify and hold the Executive harmless to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company’s bylaws for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company.

4.9    Intentionally omitted.

5.       Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 90 days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1      Expiration of the Term, For Cause, or Without Good Reason.

(a)     The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i)    any accrued but unpaid Base Salary which shall be paid within one (1) week following the date of the Executive’s termination in accordance with the Company’s customary payroll procedures;

(ii)    any unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the date of the Executive’s termination, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement; provided that, if the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, then any such earned but unpaid Annual Bonus shall be forfeited;

(iii)    reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iv)    intentionally omitted.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

(b)      For purposes of this Agreement, “Cause” shall mean:

(i)    the Executive’s failure to comply with any valid and legal directive of the Board or any superior officer of the Company;

(ii)     the Executive’s engagement in conduct that is illegal, dishonest, or constitutes gross misconduct, or any conduct that is injurious to the Company, its affiliates, or their reputation;

(iii)   the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(iv)   the Executive’s conviction of, indictment for, or plea of guilty or nolo contendere to (A) a crime that constitutes a felony (or state law equivalent), (B) a crime that constitutes a misdemeanor involving moral turpitude, dishonesty, or fraud, or (C) any crime that could reasonably be expected to adversely affect the Company’s reputation or business;

(v)   the Executive’s violation of the Company’s written policies or codes of conduct, including policies related to discrimination, harassment, workplace safety, performance of illegal or unethical activities, ethical misconduct, securities trading, or confidentiality;

(vi)    the Executive’s breach of any obligation under this Agreement, any other written agreement between the Executive and the Company, or any fiduciary duty owed to the Company;

(vii)  the Executive’s failure to cooperate with any internal or external investigation involving the Company or its affiliates;

(viii)  the Executive’s gross negligence in the performance of the Executive’s duties;

(ix)   the Executive’s abuse of alcohol, drugs, or controlled substances that materially interferes with the Executive’s ability to perform the Executive’s duties or that adversely affects the Company’s reputation or business;

(x)    any act or omission by the Executive that causes material harm to the Company’s business, financial condition, or reputation, or that constitutes a breach of the Executive’s fiduciary duties;

(xi)    the Executive’s material failure to meet reasonable performance goals or objectives established by the Board after written notice and a reasonable opportunity to cure, as determined by the Board in its sole discretion;

For purposes of this provision, none of the Executive’s acts or failures to act shall be considered “willful” unless the Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, however, that no cure period shall be available for any act or omission described in clauses (ii), (iii), (iv), or (vii) above.

(c)      For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

(i)     a reduction in the Executive’s Base Salary by more than ten percent (10%), other than a reduction that is part of a general reduction in base salaries applicable to all similarly situated executives of the Company;

(ii)    any material breach by the Company of a material provision of this Agreement that results in demonstrable harm to the Executive;

(iii)    a material diminution in the Executive’s title or a material and sustained diminution in the Executive’s authority, duties, or responsibilities (other than (A) temporarily while the Executive is physically or mentally incapacitated or as required by applicable law, (B) during any period in which the Executive is failing to perform substantially all of the Executive’s duties, or (C) in connection with the termination of the Executive’s employment for Cause or by the Executive other than for Good Reason).

To terminate the Executive’s employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within twenty (20) days of the initial existence of such grounds and the Company must have at least forty-five (45) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate the Executive’s employment for Good Reason within fifteen (15) days after the end of the Company’s cure period (or, if earlier, the date the Company notifies the Executive in writing that it will not cure), then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such grounds.

5.2     Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts, and subject to the Executive’s compliance with Section 6 of this Agreement and the agreements referenced therein and the Executive’s execution, within 30 days following receipt, of a mutual release of claims in favor of the Executive by the Company and by the Executive in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) that is reasonably acceptable to the Executive, and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a)    an amount equal to the greater of (i) the balance of the Executive’s Base Salary that the Executive would have received through the remainder of the Term and (ii) the Executive’s Base Salary for six months, which amount shall be payable in equal monthly installments or otherwise in accordance with the Company’s standard payroll practices; and

(b)    all unvested securities granted to the Executive under this Agreement shall automatically vest and the treatment of any other outstanding equity awards shall be determined in accordance with the terms of the Plan and the applicable award agreements.

5.3      Death or Disability.

(a)    The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)    If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)     the Accrued Amounts; and

(ii)    a lump sum payment equal to the Annual Bonus for the fiscal year, which shall be payable on the later of 5 business days of the Executive’s termination or the ninetieth (90th) day following the fiscal year end.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)    For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4     Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 17. The Notice of Termination shall specify:

(a)    the termination provision of this Agreement relied upon;

(b)    to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)    the applicable date of termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered if the Company terminates the Executive’s employment without Cause, or no less than 30 days following the date on which the Notice of Termination is delivered if the Executive terminates the Executive’s employment with or without Good Reason; provided that, the Company shall have the option to provide the Executive with a lump sum payment in lieu of such notice.

5.5    Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6.      Confidential Information and Restrictive Covenants. As a condition of the Executive’s employment with the Company, the Executive shall enter into and abide by the Company’s Employee Confidential Information and Inventions Assignment Agreement or any similar agreement in effect relating to confidentiality.

7.    Arbitration. Any dispute, controversy, or claim arising out of or related to the Executive’s employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by binding arbitration with one arbitrator mutually selected by the parties. Arbitration shall be administered exclusively by JAMS and shall be conducted in Washoe County, Nevada, consistent with the rules of JAMS in effect at the time the arbitration is commenced, except as modified by this Agreement. The Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the parties.

8.    Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Nevada without regard to conflicts of law principles.

9.    Entire Agreement. Unless specifically provided herein, this Agreement, together with the Employee Confidential Information and Inventions Assignment Agreement, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

10.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by at least one other officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

11.    Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

12.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.      Section 409A.

14.1    General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

14.2    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

14.3    Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)    the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)    any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)    any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

15.     Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

16.    Notice. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, or emailed to the Parties at the addresses specified on the signature page hereto, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given so long as such provides a receipt of delivery, when so delivered personally, telecopied, telegraphed or telexed, mailed, or emailed.

17.    Representations of the Executive. The Executive represents and warrants to the Company that the Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not (a) conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound or (b) violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

18.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

19.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

20.    Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

COMPANY: INTEGRAL TECHNOLOGIES, INC.

By:
Name:
Title:

Address:
Email:

Sibella Capital Pty Ltd ACN 108 289 818 EXECUTIVE:

Brett Mitchell
Director

Address: 3 Torrens Court Cottesloe WA 6011
Email: brett@sibellax.com.au